眾環香港會計師事務所有限公司
UNION POWER HK CPA LIMITED
Chartered Accountants
Certified Public Accountants
香港灣仔告士打道50號馬來西亞大廈18字樓1801室
Unit 1801, 18/F., Malaysia Building, 50 Gloucester Road, Wanchai, Hong Kong.
Tel: (852) 2528 1768 (10 lines) Fax: (852) 2388 2086 E-mail: a@upicpa-hk.com

Exhibit 16.1

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561
Commissioners:

We have read Form 6-K of CBL International Limited ("CBL International" or "the Company") dated February 23, 2024, and have the following comments:

1. We agree with the statements made in the section of "Discontinuation of the Services from the Company's Independent Registered Public Accounting Firm" concerning our Firm.

2. We have no basis on which to agree or disagree with the statements made in the section of "Appointment of the New Independent Registered Public Accounting Firm".

Union Power HK

Union Power HK CPA Limited
Certified Public Accountants,
A Professional Corporation

New York, New York
Dated: February 23, 2024